Exhibit (b)(7)

Amendment No. 6

To

Credit Agreement for Margin Financing

AMENDMENT No. 6, dated as of                      , 2019 (this “Amendment”) to the Credit Agreement for Margin Financing, dated as of August 26, 2014 between Western Asset Middle Market Income Fund Inc. (“Client”) and Pershing LLC (”Pershing”).

WHEREAS, Pershing and Client are parties to the Credit Agreement for Margin Financing, dated as of August 26, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement; and

WHEREAS, Pershing and Client desire to amend the Credit Agreement as set forth below.

NOW, THEREFORE, the parties hereby agree as follows, effective immediately:

I.	Appendix A to the Credit Agreement shall be deleted in its entirety and replaced with Appendix A hereto.

II.	Miscellaneous

Client hereby reaffirms, represents and warrants that, both before and after giving effect to this Amendment, (a) each representation and warranty made in the Credit Agreement is true and correct in all material respects as of the date hereof and (b) represents and warrants that, both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Except as expressly amended hereby, the Credit Agreement is and shall remain in full force and effect, and no amendment in respect of any term or condition of the Credit Agreement shall be deemed to be an amendment in respect of any other term or condition contained in the Credit Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WESTERN ASSET MIDDLE MARKET INCOME FUND INC.

By:
Name: Title:

PERSHING LLC

By:
Name: Title:

WESTERN ASSET MIDDLE MARKET INCOME FUND INC.

APPENDIX A

Interest Rate:	One month LIBOR offered rate plus 70 bps

Margin Release:	US Investment Grade Bonds 85% US Non-Investment Grade Bonds 70% Margin release for all other asset classes or other collateral to be determined on a case by case basis.

Margin Eligibility:	Securities eligible for margin shall be those defined under Regulation T of the Federal Reserve Board and FINRA Rule 4210, provided; however, that margin shall not be extended against any common or preferred stock not capable, in Pershing’s commercially reasonable discretion (the reasonableness of any determination by Pershing shall, in part, be based upon any information supplied to Pershing by Western Asset Management Company) of being liquidated measured against 3 trading days; or any 144A security restricted from sale within 30 days.

Diversification:	The Margin Requirements specified above shall remain in effect provided the Special Custody Account maintains a diversified group of securities wherein the securities of any single issue do not account for more than 5% of the gross market value of all securities pledged in the Special Custody Account, the securities of any single issuer, including the sovereign debt of a single country, do not account for more than 10% of the gross market value of all securities pledged in the Special Custody Account, the securities of an issuer do not comprise more than 10% of the outstanding issue, and the securities of any single sector or non-US country (inclusive of sovereign and corporate debt) do not account for more than 20% of the gross market value of all securities pledged in the Special Custody Account. In addition, PIKable bonds do not account for more than 10% of the gross market value of all securities pledged in the Special Custody Account.

Maximum Debit:	Client will not exceed the margin debit limit of US $136 million without the mutual agreement of both parties.

Fees and Charges:	There are no other fees or charges currently contemplated in connection with this Agreement other than those outlined in this Appendix A. To the extent any fees and/or charges arise, the parties agree to negotiate in good faith to determine such fees and /or charges. To the extent fees or charges may arise in connection with services not provided under this Agreement, such fees and charges will be covered under an agreement related to those services.